ORIX

Amendment to Loan Documents

Borrower: eFashion Solutions, LLC,
a New Jersey limited liability company

Address: 80 Enterprise Avenue South
Secaucus, New Jersey 07094

Date: April 1, 2010

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between ORIX Venture Finance LLC, a Delaware limited liability company ("ORIX") and the borrower named above ("Borrower").

The Parties agree to amend the Loan and Security Agreement between them, dated April 18, 2008 (as amended, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. Reduction in Amortization; Conversion of Revolving Loans. Section 1 of the Schedule to the Loan Agreement is amended in its entirety to read as follows:

"**1. LOAN AMOUNT** (Section 1.1):

The Loans shall consist of two Term Loans (collectively, the "Term Loans") consisting of Term Loan A and Term Loan B, as follows. ("Loans" as used in this Agreement means, collectively, Term Loan A and Term Loan B.)

(a) Term Loan A. The present principal balance of the Term Loan previously made to Borrower is $2,777,777.79. Said Term Loan shall be converted into Term Loan A and shall be paid as follows:

(1) Principal Payments. The principal of Term Loan A shall be repaid in 12 equal monthly principal payments of $55,000.00 each, commencing on April 18, 2010, and continuing on the 18th day of each month thereafter through and including March 18, 2011, followed by equal monthly payments of

principal in the amount of $162,905.98 each commencing on April 18, 2011 and continuing on the 18th day of each month thereafter until April 18, 2012, on which date the entire unpaid principal balance of Term Loan A and all accrued and unpaid interest thereon shall be due and payable.

(2) Interest Payments. Accrued interest on the outstanding principal amount of Term Loan A shall be paid monthly as provided in Section 1.3 of this Loan Agreement.

(b) Term Loan B. The present principal balance of the Revolving Loans previously made to Borrower is $2,181,747.00. Said principal balance of the Revolving Loans shall be converted into Term Loan B and shall be paid as follows. No further Revolving Loans will be made.

(1) Principal Payments. The entire unpaid principal balance of Term Loan B shall be due and payable on April 18, 2012.

(2) Interest Payments. Accrued interest on the outstanding principal amount of Term Loan B shall be paid monthly as provided in Section 1.3 of this Loan Agreement."

2. Conforming Changes.

2.1 Section 1.1 of the Loan Agreement is amended in its entirety to read as follows:

"1.1 Loans. Subject to the terms and conditions in this Agreement, ORIX shall make loans to Borrower (the "Loans" or the "Term Loans" and collectively, the "Loan" or the "Term Loan"), consisting of a Term Loan A and a Term Loan B, in the amounts shown on the Schedule, provided no Default or Event of Default has occurred and is continuing. The Term Loan may not be repaid and reborrowed."

2.2 Section 6.2 of the Loan Agreement is amended in its entirety to read as follows:

6.2 Prepayment of Term Loans. Borrower shall have the option of prepaying the principal amount of the Term Loans, prior to the Maturity Date, in whole or in part, without premium or penalty. Prepayments of the Term Loans shall be applied to the principal installments due on the Term Loans in the inverse order of their maturity."

2.3 Section 5 of the Loan Agreement (titled "Inventory") is no longer needed in the Loan Agreement and is hereby deleted from the Loan Agreement

2.4 Section 6.3 of the Loan Agreement (titled "Termination of Revolving Loans") is hereby deleted from the Loan Agreement.

2.5 The definitions of "Reserves", "Eligible Inventory" and "Net Orderly Liquidation Value" are no longer needed in the Loan Agreement and are hereby deleted from Section 8 of the Loan Agreement.

2.6 The portion of the definition of "Obligations", in Section 8 of the Loan Agreement, which presently reads "means the Term Loan and the Revolving Loans, and . . ." is amended to read "means Term Loan A and Term Loan B, and . . .".

2.7 Section 9.2 of the Loan Agreement is amended to read as follows:

> "9.2 Other Unpaid Monetary Obligations. Monetary Obligations shall be paid in cash to ORIX, and any monetary Obligations (other than the Obligation to pay principal and interest on the Term Loans), if not paid when due, shall bear interest at the highest rate applicable to the Term Loans."

2.8 Section 5(a) of the Schedule to the Loan Agreement relating to a monthly borrowing base certificate is hereby deleted from the Schedule to the Loan Agreement.

2.9 The provisions of Section 7(b) of the Schedule to the Loan Agreement relating to consignment inventory (other than the first sentence thereof) are hereby deleted from the Schedule to the Loan Agreement.

3. **Additional Equity.** Borrower represents and warrants that it has received cash proceeds of the issuance of its equity securities in an amount not less than $2,500,000 on March 31, 2010, and Borrower shall concurrently provide evidence of the same to ORIX which is satisfactory to ORIX.

4. **EBITDA-Cap Ex.**

4.1 The following is added at the end of the table in Section 6 of the Schedule to the Loan Agreement:

Period	EBITDA-Cap Ex
For the 12 months ending March 31, 2010	($1,400,000)
For the 12 months ending June 30, 2010	($2,000,000)
For the 12 months ending September 30, 2010	($2,900,000)
For the 12 months ending December 31, 2010	($3,000,000)
For the 12 months ending March 31, 2011	($2,400,000)

4.2 The two sentences following the table in Section 6 of the Schedule to the Loan Agreement, commencing "For all periods after December 31, 2009 . . ." are hereby deleted, and replaced with the following:

> For all periods after March 31, 2011 through the Maturity Date, covenants as to EBITDA-Cap Ex will be set in a written agreement by ORIX and Borrower, at mutually agreeable levels, based on Board-approved projections, but in no event shall such level in any period represent less than a 15% improvement over the immediately preceding period. For example, the minimum EBITDA-Cap Ex for the twelve months ended June 30, 2011 shall be set at mutually agreeable levels based on Board-approved projections, but shall not be less than ($2,040,000) (15% improvement over the minimum EBITDA-Cap Ex for the twelve months ended March 31, 2011 of ($2,400,000)).

5. Minimum Cash Covenant. The following is added at the end of Section 6 of the Schedule to the Loan Agreement:

> "Minimum Cash. Borrower shall, at all times, maintain unrestricted cash in demand Deposit Accounts in Borrower's sole name in the United States in a total amount not less than $1,000,000."

6. Interest Rate. Section 2 of the Schedule to the Loan Agreement is amended in its entirety to read as follows:

> "2. Interest Rate (Section 1.3):
>
> "The outstanding principal amount of Term Loan A and Term Loan B shall bear interest each month at an interest rate per annum equal to the Base Rate in effect for such month, plus 5.25% per annum, provided that the interest rate in effect on any day shall not be less than 10.00% per annum.
>
> "Interest in all cases shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Base Rate has the meaning set forth in Section 8 of this Agreement."

7. Fee. In consideration for ORIX entering into this Amendment, Borrower shall concurrently pay ORIX a fee in the amount of $20,000, which shall be non-refundable and in addition to all interest and other fees payable to ORIX under the Loan Documents.

8. Representations True. Borrower represents and warrants to ORIX that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

9. General Release. In consideration for ORIX entering into this Amendment, Borrower hereby irrevocably releases and forever discharges ORIX, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations,

subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the "Releasees"), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, which Borrower now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment (collectively, the "Released Claims"). Borrower hereby irrevocably waives the benefits of any and all statutes and rules of law to the extent the same provide in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release. Borrower represents and warrants that it has not assigned to any other Person any Released Claim, and agrees to indemnify ORIX against any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs, including but not limited to reasonable attorneys' fees of counsel of ORIX's choice and costs, which ORIX may sustain or incur as a result of a breach or purported breach of the foregoing representation and warranty. It is the express intent of Borrower that the foregoing release be construed as broadly as possible in favor of Releasees, so as to foreclose forever the assertion by Borrower of any claims released hereby against the Releasees. Borrower understands that the provisions of this Section are a material consideration in the agreement of ORIX to enter into this Amendment. Borrower has executed this Amendment and the foregoing without any duress, coercion, or undue influence exerted by or on behalf of any person. Borrower agrees not to sue any Releasee or in any way assist any other person or entity in suing any Releasee with respect to any Released Claim. This Amendment may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein

10. General Provisions. Borrower represents and warrants to ORIX that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct. This Amendment and the Loan Agreement and all acts, transactions disputes and controversies arising hereunder or thereunder or relating hereto or thereto, and all rights and obligations of ORIX and Borrower shall be governed by, and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles, provided that ORIX shall retain all rights arising under federal law. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York State Court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or any act, transaction, dispute or controversy arising hereunder or thereunder or relating hereto or thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein or in the Loan Agreement shall limit the right of ORIX to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against ORIX or any affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in New York, New York. This Amendment, the Loan Agreement, and the other written documents and agreements between ORIX and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. To the extent any provisions of this Amendment directly conflict with any provisions of the Loan Agreement, the provisions of this Amendment shall control. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other

documents and agreements between ORIX and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

[Signatures on Next Page]

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Borrower:	ORIX:
EFASHION SOLUTIONS, LLC	ORIX VENTURE FINANCE LLC
By ________________	By ________________
Justin Schaldone COO/CFO	Kevin P. Sheehan, President and CEO

[Signature Page—Amendment to Loan Documents]

Borrower:

EFASHION SOLUTIONS, LLC

By____________________________
Justin Schaldone COO/CFO

ORIX:

ORIX VENTURE FINANCE LLC

By Kevin P. Sheehan
Kevin P. Sheehan, President and CEO

[Signature Page—Amendment to Loan Documents]